Exhibit 99.1

PRESS RELEASE

Dated: June 29, 2007

FOR IMMEDIATE DISTRIBUTION

Company Contact: Ronald E. Baron

Senior Vice President & Chief Financial Officer

434-292-8119 or Ron.Baron@cbtva.com

Citizens Bancorp of Virginia Announces

Second Quarter Dividend

BLACKSTONE, VA – Citizens Bancorp of Virginia, Inc. (OTC Bulletin Board: CZBT), parent company for Citizens Bank and Trust Company, announces today that the Board of Directors approved the quarterly cash dividend of $.16 per share at a regularly scheduled meeting on June 27, 2007.

The cash dividend is payable July 20, 2007, to shareholders of record as of the close of business on July 9, 2007. Based upon the closing stock price recorded on June 20, 2007 of $18.00 per share, this quarterly dividend results in a yield, on an annualized basis, of 3.56%.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $281.7 million in assets as of March 31, 2007. Its subsidiary, Citizens Bank and Trust Co., was founded in 1873 and is the second oldest independent bank in Virginia. The bank has eleven banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, the City of Colonial Heights, and the Town of South Hill which provide financial services to individuals and small to medium size businesses.

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This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements. Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.

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